EXHIBIT 2A

VIRTUS MUTUAL FUNDS

FIDELITY BOND RENEWAL – PREMIUM ALLOCATION

Policy Year 9/1/2008 to 8/31/2009

Combined Premium for $20,000,000	$90,991.00
Allocation: 25% VPD (fka PEPCO)	22,747.75
24% Investment Advisors	21,837.84	[SEE BELOW]
1% VIP (fka PXP)	909.91
50% Mutual Funds	45,495.50	[SEE DISTRIBUTION BELOW]
	90,991.00

FUND	8/31/2008	% of Total	Allocated Premium
Virtus Equity Trust (fka Phoenix Equity Trust)	3,052,854,445	0.145024321	6,597.95
Virtus Insight Trust (fka Phoenix Insight Funds Trust)	7,002,978,800	0.332672999	15,135.12
Virtus Institutional Trust (fka Phoenix Institutional Mutual Funds)	81,728,530	0.003882473	176.64
Virtus Opportunities Trust (fka Phoenix Opportunities Trust)	5,981,856,874	0.284165113	12,928.23
Duff & Phelps Utility and Corporate Bond Trust, Inc.	504,476,695	0.023964913	1,090.30
DNP Select Income Fund, Inc.	3,251,059,243	0.15443994	7,026.32
DTF Tax Free Income, Inc.	197,476,586	0.009381026	426.79
The Zweig Fund, Inc.	451,820,673	0.021463515	976.49
The Zweig Total Return Fund, Inc.	526,385,962	0.025005701	1,137.65
	21,050,637,807	1.00	45,495.50

Investment Advisor	8/31/2008	% of Total	Allocated Premium
Virtus Investment Advisers, Inc. (fka Phoenix Investment Counsel, Inc.)	11,249,316,371.00	0.534393137	11,669.99
Duff & Phelps Investment Mngmnt Co.	5,149,917,333.00	0.244644242	5,342.50
Engemann Asset Management	184,008,215.00	0.008741218	190.89
SCM Advisors, LLC	503,978,066.00	0.023941225	522.82
Zweig Advisers LLC (fka Phoenix/Zweig Advisers LLC)	978,206,634.00	0.046469216	1,014.79
Euclid Advisers	106,604,099.00	0.005064174	110.59
Kayne Anderson Rudnick Investment Management	160,578,811.00	0.007628216	166.58
Goodwin Capital Advisers, Inc.	2,718,028,279.00	0.129118571	2,819.67
TOTAL	21,050,637,808.00	100.00%	21,837.84